As filed with the Securities and Exchange Commission on May __, 2007

Registration No. 333- ____________

________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________

NORTHEAST UTILITIES

(Exact Name of Registrant as Specified in its Charter)

____________

Massachusetts

(State or Other Jurisdiction of Incorporation or Organization

Massachusetts (State or Other Jurisdiction of Incorporation or Organization	One Federal Street Building 111-4 Springfield, Massachusetts 01105 Telephone: (413) 785-5871 (Address of Principal Executive Offices)	04-2147929 (I.R.S. Employer Identification No.)

____________

Northeast Utilities Incentive Plan

(Full title of the plan)

____________

Kerry J. Kuhlman

Vice President and Secretary

Northeast Utilities Service Company

107 Selden Street

Berlin, Connecticut 06037

(Name and address of agent for service)

(860) 665-5000

(Telephone number, including area code,

of agent for service)

With Copy To:

Jeffrey C. Miller, Esq.

Assistant General Counsel

Northeast Utilities Service Company

107 Selden Street

Berlin, CT 06037

(860) 665-3532

CALCULATION OF REGISTRATION FEE

_____________________________________________________________________________________________

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)
Common Shares, $5 par value	4,500,000	$32.51	$146,295,000	$4,491.26

_____________________________________________________________________________________________

Notes:

1.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.

2.

Estimated solely for purpose of calculating the registration fee.  This fee has been calculated pursuant to Rule 457(h) (1) and Rule 457(c) of the Securities Act of 1933, based upon the average of the high and low sales price of the Common Shares on May 2, 2007, as reported by the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement relates to the registration of additional Common Shares of Northeast Utilities under the Northeast Utilities Incentive Plan, as amended and restated effective May 8, 2007.  In accordance with General Instruction E to Form S-8, the contents of the previous registration statement on Form S-8 (File No. 333-52413) filed with the Commission on May 12, 1998, are incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

Northeast Utilities hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)(1)

Northeast Utilities’ Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Commission on March 1, 2007 (File No. 1-5324);

(b)(1)

Northeast Utilities’ Current Reports on Form 8-K dated March 14, 2007, February 13, 2007 and January 10, 2007, filed with the Commission;

(c)

Description of Common Shares, $5.00 par value, of Northeast Utilities (contained in Registration Statement on Form S-3 File No. 333-128811 filed with the Commission on November 2, 2005),

and all documents subsequently filed by Northeast Utilities and Northeast Utilities Incentive Plan (the “Plan”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (“Exchange Act’), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 5.

Interests of Named Experts and Counsel

Legal opinion relating to the validity of the Common Shares offered hereby will be given by Mr. Jeffrey C. Miller, Assistant General Counsel of Northeast Utilities Service Company, a service company affiliate of Northeast Utilities. As of May 7, 2007, Mr. Miller beneficially owned approximately 5,231 of our Common Shares.

Item 6.

Indemnification of Directors and Officers

Article 34 of the Declaration of Trust of Northeast Utilities provides that the Trustees, officers, agents or any other representative elected or appointed pursuant to any provision thereof shall not be liable for any act or default on the part of any co-Trustee, or other officer or agent, or for having permitted any co-Trustee or other officer or agent to receive or retain any money or property receivable by the Trustees under the Declaration of Trust, or for errors of judgment in exercising or failing to exercise any of the powers or discretions conferred upon or resting upon them, or for any loss arising out of any investment, or for failure to sue for or to collect any moneys or property belonging to the trust estate, or for any act or omission to act, performed or omitted by them in good faith in the execution of the trusts created under the Declaration of Trust. Each Trustee and every such officer, agent or representative shall be answerable and accountable only for his or her own receipts and for his or her own willful acts, neglects and defaults constituting a breach of trust knowingly and intentionally committed by him or her in bad faith, and not for those of any other, or of any bank, trust company, broker, attorney, auctioneer or other person with whom or into whose hands any property forming part of the trust estate may be deposited or come, or by whom any action relating to the trusts created under the Declaration of Trust may be taken or omitted to be taken; nor shall any Trustee or any such officer, agent or representative be liable or accountable for any defect in title, or for failing to transfer to or vest in the Trustees title to any property or effects for the time being subject to any of the trusts of these presents, or intended or believed to be so subject, or for failing to take out or maintain any or sufficient insurance or for liens or encumbrances upon any such property or effects, or for lack of genuineness or for invalidity of the shares, bonds or other obligations or instruments forming part of or relating to the trust estate, or for any loss, or otherwise, unless the same shall happen through such Trustee’s own willful act, neglect or default constituting a breach of trust knowingly and intentionally committed by him or her in bad faith; and the Trustees and each of them and each such officer, agent or representative shall be entitled out of the trust estate to reimbursement for their or his or her reasonable expenses and outlays and to be put in funds and exonerated and indemnified to their or his or her reasonable satisfaction from time to time, against any and all loss, costs, expense and liability incurred or to be incurred by them or him or her in the execution of the trusts created under the Declaration of Trust; and no Trustee, however appointed, shall be obliged to give any bond or surety or other security for the performance of any of his or her duties in the said trusts.

In addition, and without limiting the protection afforded to them, no Trustee, officer, agent or representative shall be liable for monetary damages for breach of fiduciary duty as a Trustee, officer, agent or representative, notwithstanding any provision of law imposing such liability; provided, however, that the provisions of this paragraph shall not be deemed to eliminate or limit any liability which such Trustee, officer, agent or representative would otherwise have under the provisions of the Declaration of Trust (1) for any breach of such person’s duty of loyalty to the association or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (3) for any transaction from which such person derived an improper personal benefit.

Article 34 of the Declaration of Trust of Northeast Utilities also provides that Northeast Utilities shall indemnify each of its Trustees and officers against all losses, liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while in office or thereafter, by reason of such person’s being or having been such a Trustee or officer, except with respect to any matters as to which such person shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his or her acting was in the best interests of Northeast Utilities. The Declaration of Trust provides, however, that as to any matter disposed of by a compromise payment by such Trustee or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless a determination is made that indemnification of the Trustee or officer is proper under the circumstances because such Trustee or officer acted in good faith in the reasonable belief that such person’s acting was in the best interest of the association. Such determination shall be made (1) by the Board of Trustees by a majority vote of a quorum consisting of Trustees who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, such a quorum so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

In performing their duties, any such Trustee or officer who acts in good faith shall be fully protected in relying upon the books of account of the association or of another organization in which he or she serves as contemplated by the Declaration of Trust, reports, opinions and advice to the association or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care or upon other records of the association or of such other organization.

Expenses incurred by any Trustee or officer with respect to any action, suit or proceeding as described above may be paid or advanced by the association prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Trustee or officer to repay such amount if upon final disposition thereof he or she shall not be entitled to indemnification.

The rights of indemnification provided by the Declaration of Trust are not exclusive of or affect any other right to which any Trustee or officer may be entitled and all such rights shall inure to the benefit of such person’s heirs, executors, administrators and other legal representatives. Such other rights shall include the powers, immunities and rights of reimbursement which would be allowable under the laws of the Commonwealth of Massachusetts. Northeast Utilities also maintains an insurance policy that insures its Trustees and officers against certain liabilities.

Trustees and officers insurance is also provided.

The Declaration of Trust of Northeast Utilities provides that no shareholder of Northeast Utilities shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the Trustees of Northeast Utilities or by any officer, agent or representative elected or appointed by the Trustees and no such contract, obligation or undertaking shall be enforceable against the Trustees or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the Trustees as such, and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

Item 8.

Exhibits

The following Exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description

4	Declaration of Trust of Northeast Utilities, as amended through May 10, 2005. (incorporated by reference to Exhibit A.1, NU Form U-1 dated June 23, 2006, File No. 70-10315).
*5	Opinion re Legality.
*10	Northeast Utilities Incentive Plan, as amended and restated May 8, 2007.
*23	Consents of Experts and Counsel (consent of counsel is included as part of Exhibit 5)
24	Powers of Attorney (included on signature page).

* Filed herewith

Item 9.

Undertakings

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the  Securities

Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Berlin, State of Connecticut, on this 8th day of May, 2007.

NORTHEAST UTILITIES

By: /s/ David R. McHale
David R. McHale Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.  Each person whose signature appears below hereby constitutes Gregory B. Butler, Jeffrey C. Miller and Kerry J. Kuhlman, and each of them singly, their true and lawful attorneys, with full power to them and each of them to sign for them in their names, in the capacities indicated below, any and all amendments to this Registration Statement, hereby ratifying and confirming its or their signatures as it may be signed by said attorneys to any and all amendments to said Registration Statement.

Signature	Title	Date

/s/ Charles W. Shivery	Chairman of the Board,	May 8, 2007
Charles W. Shivery	President and Chief Executive Officer and a Trustee (principal executive officer)

/s/ David R. McHale	Senior Vice President and	May 8, 2007
David R. McHale	Chief Financial Officer (principal financial officer)

/s/ Shirley M. Payne Shirley M. Payne	Vice President – Accounting and Controller (principal accounting officer)	May 8, 2007

/s/ Richard H. Booth	Trustee	May 8, 2007
Richard H. Booth

/s/ Cotton Mather Cleveland	Trustee	May 8, 2007
Cotton Mather Cleveland

/s/ Sanford Cloud, Jr.	Trustee	May 8, 2007
Sanford Cloud, Jr.

/s/ James F. Cordes	Trustee	May 8, 2007
James F. Cordes

/s/ E. Gail de Planque	Trustee	May 8, 2007
E. Gail de Planque

/s/ John G. Graham	Trustee	May 8, 2007
John G. Graham

/s/ Elizabeth T. Kennan	Trustee	May 8, 2007
Elizabeth T. Kennan

/s/ Kenneth R. Leibler	Trustee	May 8, 2007
Kenneth R. Leibler

/s/ Robert E. Patricelli	Trustee	May 8, 2007
Robert E. Patricelli

/s/ John F. Swope	Trustee	May 8, 2007
John F. Swope

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Berlin, State of Connecticut, on this 8th day of May, 2007.

NORTHEAST UTILITIES INCENTIVE PLAN

By: /s/ Jean M. LaVecchia
Jean M. LaVecchia Vice President – Human Resources Northeast Utilities Service Company